Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-172432) of Rock-Tenn Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated November 19, 2010, with respect to the consolidated financial statements of Rock-Tenn Company and the effectiveness of internal control over financial reporting of Rock-Tenn Company, included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 30, 2011